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                                                                    EXHIBIT 23.2


                          Independent Auditors' Consent




The Board of Directors
PLD Telekom Inc.:

We consent to incorporation by reference in the registration statement (no. 333-35139) on Form S-8, in the Post-Effective Amendment No. 1 to Form S-4 Registration Statement on Form S-8 (no. 333-18713), in the registration statement (no. 333-5396) on Form S-3, and in the registration statement (no. 333-5400) on Form S-3 of PLD Telekom Inc. of our report dated March 21, 1997, related to the consolidated statements of operations, shareholders' equity, and cash flows for PLD Telekom Inc. for the year ended December 31, 1996, which report appears in the Annual Report on Form 10-K/A (Amendment No. 1) for the year ended December 31, 1998 of PLD Telekom Inc.




KPMG LLP
Chartered Accountants

Calgary, Canada
April 23, 1999